                                  [LETTERHEAD]


                                 October 3, 1997



Crown Pacific Partners, L.P.
121 S.W. Morrison Street
Suite 1500
Portland, Oregon 97204


     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

          We have acted as counsel in connection with the Registration Statement on Form S-3, Registration No.: 333-27269 (the "Registration Statement") of Crown Pacific Partners, L.P. (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of up to 7,500,000 common units representing limited partner interests of the Partnership (the "Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

          The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                                 Very truly yours,



                                                 Andrews & Kurth L.L.P.